Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

Antero Resources Corporation:

Report on the Financial Statements

We have audited the accompanying financial statements of Antero Water LLC which comprise the balance sheets as of December 31, 2013 and 2014, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antero Water LLC Predecessor as of December 31, 2013 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
April 9, 2015

ANTERO WATER LLC PREDECESSOR

Balance Sheets

December 31, 2013, and 2014

(in thousands)

	2013	2014
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable—affiliate	3,394	13,917
Accounts receivable—third party	—	5,574
Total current assets	3,394	19,491
Property and equipment:
Fresh water distribution systems	229,627	421,012
Less accumulated depreciation	(2,773)	(19,014)
Property and equipment, net	226,854	401,998
Total assets	$230,248	$421,489
Liabilities and Parent Net Investment
Current liabilities:
Accounts payable	$2,068	$4,293
Accrued capital expenditures	23,598	12,766
Accrued liabilities	3,534	9,770
Other current liabilities	309	357
Total current liabilities	29,509	27,186
Long-term liabilities
Long-term debt	—	115,000
Other	1,198	859
Total liabilities	30,707	143,045
Commitments and contingencies (Note 7)
Parent net investment	199,541	278,444
Total liabilities and equity	$230,248	$421,489

See notes accompanying the financial statements.

ANTERO WATER LLC PREDECESSOR

Statements of Operations and Comprehensive Income (Loss)

Years Ended December 31, 2012, 2013, and 2014

(in thousands)

	Year ended
	December 31,
	2012	2013	2014

Revenue—affiliate	$—	$35,871	$162,283
Revenue—third party	—	—	8,245
Total revenue	—	35,871	170,528
Operating expenses:
Direct operating	46	5,792	33,351
General and administrative (including $8,418 and $2,999 of equity-based compensation in 2013 and 2014, respectively)	83	10,941	8,331
Depreciation	—	2,773	16,240
Total operating expenses	129	19,506	57,922
Operating income (loss)	(129)	16,365	112,606
Interest expense	—	18	1,563
Net income (loss) and comprehensive income (loss)	$(129)	$16,347	$111,043

See notes accompanying the financial statements.

ANTERO WATER LLC PREDECESSOR

Statements of Equity

Years Ended December 31, 2012, 2013, and 2014

(In thousands)

Total Net Equity-
Parent Net
Investment
Balance at December 31, 2011	$—
Net loss and comprehensive loss	(129)
Deemed contribution from parent, net	2,164
Balance at December 31, 2012	2,035
Net income and comprehensive income	16,347
Deemed contribution from parent, net	172,741
Equity-based compensation	8,418
Balance at December 31, 2013	199,541
Net income and comprehensive income	111,043
Deemed distribution to parent, net	(35,139)
Equity-based compensation	2,999
Balance at December 31, 2014	$278,444

See notes accompanying the financial statements.

ANTERO WATER LLC PREDECESSOR

Statements of Cash Flows

Years Ended December 31, 2012, 2013, and 2014

(In thousands)

	December 31,
	2012	2013	2014
Cash flows provided by (used in) operating activities:
Net income (loss)	$(129)	$16,347	$111,043
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	—	2,773	16,240
Equity-based compensation	—	8,418	2,999
Changes in assets and liabilities:
Accounts receivable—affiliate	—	(3,394)	(10,523)
Accounts receivable—third party			(5,574)
Accounts payable	—	—	125
Accrued liabilities	45	3,488	6,236
Net cash provided by (used in) operating activities	(84)	27,632	120,546
Cash flows used in investing activities:
Additions to property and equipment	(2,080)	(200,256)	(200,116)
Net cash used in investing activities	(2,080)	(200,256)	(200,116)
Cash flows provided by financing activities:
Deemed contribution from parent, net	2,164	172,741	—
Deemed distribution to parent, net	—	—	(35,139)
Borrowings on bank credit facility	—	—	115,000
Payments on capital lease obligations	—	(117)	(291)
Net cash provided by financing activities	2,164	172,624	79,570
Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—
Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net	$—	$18	$1,379
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$4,817	$20,849	$(8,731)

See notes accompanying the financial statements.

ANTERO WATER LLC PREDECESSOR

Notes to Financial Statements

Years Ended December 31, 2012, 2013, and 2014

(1)         Organization

(a)         Organization

Antero Water LLC (“Antero Water”) is a limited liability company formed by Antero Resources Corporation (“Antero”) to own, operate and develop fresh water distribution assets to service Antero’s hydraulic fracturing activities. Antero holds 100% of the limited liability company interests in Antero Water.

These financial statements include the results of operations of Antero’s fresh water distribution assets and related operations on a carve-out basis, as the accounting predecessor (the “Predecessor,” “we” or “our”) to Antero Water LLC.

(b)         Description of the Business

The Predecessor assets include two independent fresh water distribution systems that deliver water used by Antero for hydraulic fracturing activities in Antero’s operating areas. The fresh water distribution systems consist of permanent buried pipelines, surface pipelines and fresh water storage facilitates, as well as pumping stations and impoundments to transport the fresh water throughout the pipeline system.

(c)          Option of Antero Midstream Partners LP to Acquire Antero’s Fresh Water Distribution Business

Antero has granted Antero Midstream Partners LP (“Antero Midstream”) an option to purchase its fresh water distribution systems at fair market value for a period of up to two years after the completion of the Antero Midstream initial public offering (“IPO”) on November 10, 2014.

If Antero Midstream purchases Antero’s fresh water distribution systems, Antero Midstream will enter into a 20-year fresh water distribution agreement with Antero, pursuant to which a service area encompassing all of Antero’s areas of operation in West Virginia, Ohio and Pennsylvania will be dedicated to Antero Midstream. If Antero requires fresh water distribution services outside of the initial service area, Antero Midstream will have the option to provide those services on the same terms and conditions.

(2)         Summary of Significant Accounting Policies

(a)         Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  In the opinion of management, the accompanying financial statements include all adjustments considered necessary to present fairly our financial position as of December 31, 2013 and 2014, and the results of our operations and our cash flows for the years ended December 31, 2012, 2013, and 2014.  We have no items of other comprehensive income or loss; therefore, net income or loss is identical to comprehensive income or loss.

The accompanying financial statements represent the assets, liabilities, and results of operations of Antero’s fresh water distribution assets as the Predecessor to Antero Water, presented on a carve-out basis of Antero’s historical ownership of the Predecessor. The Predecessor financial statements have been prepared from the separate records maintained by Antero and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. The parent net investment in the Predecessor is shown as parent net equity.

Our costs of doing business incurred by Antero on our behalf have been reflected in the accompanying financial statements. These costs include general and administrative expenses allocated by Antero to us in exchange for:

•                  business services, such as payroll, accounts payable and facilities management;

•                  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

•                  employee compensation, including equity-based compensation.

Transactions between us and Antero have been identified in the financial statements as transactions between affiliates (see Note 3).

As of the date these financial statements were issued, the Predecessor completed its evaluation of potential subsequent events for disclosure and no items requiring disclosure were identified.

(b)         Revenue Recognition

The Predecessor provides fresh water distribution services, under fee-based contracts based on throughput. Under these arrangements, we receive fees for fresh water distribution. The revenue we earn from these arrangements is directly related to the quantities of fresh water delivered to our customers for use in their well completion operations. We recognize revenue when all of the following criteria are met: (1) services have been rendered, (2) the prices are fixed or determinable, and (3) collectability is reasonable assured.

(c)          Use of Estimates

The preparation of the financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment, valuation of accrued liabilities, and obligations related to employee benefits, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

(d)         Cash and Cash Equivalents

The Predecessor’s operations were funded by Antero and managed under Antero’s cash management program. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3—Transactions with Affiliates. Net amounts funded by or distributed to Antero are reflected as net contributions from or distributions to parent on the accompanying Statements of Equity and Cash Flows.

(e)          Property and Equipment

Property and equipment primarily consists of fresh water distribution systems and are stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. The Predecessor capitalizes construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Fresh water distribution systems are depreciated over useful lives of 5 to 20 years. Specifically, we use a useful life of 5 years for our surface water distribution pipelines and a useful life of 20 years for our permanent underground water distribution pipelines and fresh water storage facilities. As of December 31, 2014, our surface water distribution pipelines had a carrying value of $20.9 million and our permanent underground water distribution pipelines and fresh water storage facilities had a carrying value of $400.1 million. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting the recognition of depreciation in the future.

Property and equipment included assets under construction of $27.9 million and $40.8 million at December 31, 2013 and 2014, respectively.

(f)            Impairment of Long-Lived Assets

We evaluate the ability to recover the carrying amount of long-lived assets and determine whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure under GAAP. No impairments for such assets have been recorded through December 31, 2014.

(g)         Asset Retirement Obligations

Our fresh water distribution pipelines have an indefinite life, if properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life can be estimated. Because we are not able to make a reasonable estimate of when future dismantlement and removal dates of such assets will occur, we have not recorded asset retirement obligations at December 31, 2013 or 2014.

(h)         Litigation and Other Contingencies

An accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates.

We accrue losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time a remediation feasibility study, or an evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

No events have occurred that require accruals for loss contingencies or environmental obligations at December 31, 2013 or 2014.

(i)            Equity-Based Compensation

Our financial statements reflect various equity-based compensation awards granted by Antero and Antero Midstream. These awards include profits interests awards, restricted stock, stock options, restricted units, and phantom units. These financial statements include equity-based compensation costs allocated to us by Antero based on our proportionate share of Antero’s direct labor costs, with the offset included in parent net equity. See Note 3—

Transactions with Affiliates.

(j)            Income Taxes

Our financial statements do not include income tax as we expect we will be treated as a partnership for federal and state income tax purposes upon Antero Midstream’s purchase of our assets pursuant to its option, with each partner being separately taxed on its share of the taxable income.

(k)         Fair Value Measures

The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize input to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

The carrying values on our balance sheet of our cash and cash equivalents, accounts receivable—affiliate, accounts receivable—third party, accounts payable, accrued liabilities, accrued capital expenditures, and credit facility approximate fair values due to their short maturities.

(3)         Transactions with Affiliates

(a)         Revenues

Revenues earned from Antero were $35.9 million and $162.3 million during the year ended December 31 2013 and 2014, respectively.

(b)         Accounts receivable—affiliate, and Accounts payable—affiliate

Accounts receivable—affiliate represents amounts due from Antero related to fresh water distribution services.

(c)          Accounts Payable, Accrued Expenses, and Accrued Capital Expenditures

All accounts payable, accrued liabilities and accrued capital expenditures balances are due to unaffiliated parties. All operating and capital expenditures were funded through capital contributions from our parent and borrowings under our credit facility. These balances are managed and paid under Antero’s cash management program.

(d)         Allocation of Costs

The employees supporting our operations are employees of Antero. General and administrative expense charged or allocated to us was $0.1 million, $10.9 million and $8.3 million during the year ended December 31, 2012, 2013 and 2014, respectively. These costs relate to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including equity-based compensation. These expenses were charged or allocated to us based on the nature of the expenses and are allocated based on a combination of our proportionate share of Antero’s gross property and equipment, capital expenditures and direct labor costs, as applicable.

Our general and administrative expenses include equity-based compensation costs allocated by Antero. See Note 5—Equity-based Compensation for more information.

(4)         Long-term Debt

(a)         Parent Credit Facility

Antero has a senior secured revolving bank credit facility (the “Antero Credit Facility”) with a consortium of bank lenders. The maximum amount of the Antero Credit Facility was $4.0 billion at December 31, 2014.  Borrowings under the Antero Credit Facility are subject to borrowing base limitations based on the collateral value of Antero’s proved properties and commodity hedge positions and are subject to regular semiannual redeterminations.  At December 31, 2014, the borrowing base was $4.0 billion, including $500 million under the Water Facility (defined below), and lender commitments were $3.0 billion, including $200 million of commitments under the Water Facility.  Lender commitments under the Antero Credit Facility were increased to the full amount of the borrowing base on February 17, 2015.  The next redetermination of the borrowing base is scheduled to occur in October 2015.  The maturity date of the Antero Credit Facility is May 5, 2019.

As of December 31, 2014, Antero had a total outstanding balance under the Antero Credit Facility of $1.62 billion, with a weighted average interest rate of 2.06%, and outstanding letters of credit of $387 million.  As of December 31, 2013, Antero had an outstanding balance under the Antero Credit Facility of $288 million, with a weighted average interest rate of 1.61%, and outstanding letters of credit of approximately $32 million.  Commitment fees on the unused portion of the Antero Credit Facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

(b)         Antero Water Credit Facility

On February 28, 2014, Antero Midstream LLC (“Midstream Operating”), a wholly owned subsidiary of Antero Midstream, entered into a credit facility agreement (“Midstream Credit Facility”) with the lenders of Antero’s credit facility. On November 10, 2014, in connection with Antero Midstream’s IPO, Antero Water assumed the Midstream Credit Facility under amended terms (the “Water Facility”), in order to provide for separate borrowings attributable to Antero’s fresh water distribution business, which contains covenants that are substantially identical to those under the Antero Credit Facility.  In accordance with the Antero Credit Facility and the Water Facility agreements, borrowings under the Water Facility reduce availability under the Antero Credit Facility on a dollar-for-dollar basis.  The Water Facility will mature at the earlier of the sale of Antero Water to Antero Midstream, the sale of Antero Water’s assets to Antero Midstream, or May 12, 2016.

As of December 31, 2014, Antero Water had a total outstanding balance under the Water Facility of $115 million, with a weighted average interest rate of 2.19%. Commitment fees on the unused portion of the Water Facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

The Antero Credit Facility and the Water Facility are ratably secured by mortgages on substantially all of Antero’s properties and guarantees from Antero’s restricted subsidiaries, as applicable.  The Antero Credit Facility and the Water Facility contain certain covenants, including restrictions on indebtedness and dividends, and, in the case of the Antero Credit Facility, requirements with respect to working capital and interest coverage ratios.  Interest is payable at a variable rate based on LIBOR or the prime rate, determined by Antero’s election at the time of borrowing.  Antero was in compliance with all of the financial covenants under the Antero Credit Facility as of December 31, 2013 and 2014.

(5)         Equity-Based Compensation

Our general and administrative expenses include equity-based compensation costs allocated by Antero to us for grants made pursuant to: (i) the Antero Resources Corporation Long-Term Incentive Plan (the “Antero LTIP”) (ii) profits interests awards valued in connection with the Antero reorganization pursuant to its initial public offering of common stock, which closed on October 16, 2013, and (iii) the Antero Midstream Partners LP Long-Term Incentive Plan (the “Midstream LTIP).  Equity-based compensation expense allocated to us was $8.4 million and

$3.0 million for the year ended December 31, 2013 and 2014, respectively. These expenses were allocated to us based on our proportionate share of Antero’s direct labor costs.  We will be allocated a portion of approximately $104.8 million of unrecognized equity-based compensation expense related to the Antero LTIP as of December 31, 2014, approximately $37 million of unrecognized equity-based compensation expense related to profits interest awards as of December 31, 2014, and approximately $66.7 million of unrecognized equity-based compensation related to the Midstream LTIP as of December 31, 2014 that will be recognized by Antero over the remaining service periods of the awards.

(6)         Capital Leases

The Predecessor is obligated to make payments under capital leases covering pumping equipment that expire at various dates over the next seven years. At December 31, 2013 and 2014, the gross amount of property and equipment and related accumulated amortization attributable to capital leases were as follows (in thousands):

	December 31,
	2013	2014
Pumping equipment	$1,625	$1,625
Less accumulated amortization	(17)	(100)
Total	$1,608	$1,525

Amortization of assets held under capital leases is included in depreciation expense.

Future minimum capital lease payments as of December 31, 2014 were as follows (in thousands):

2015	$350
2016	350
2017	350
2018	233
Total minimum lease payments	1,283
Less amount representing interest (at rates ranging from 2.9% to 3.2%)	(67)
Present value of net minimum capital lease payments	$1,216

(7)         Commitments and Contingencies

(a)         Environmental Obligations

The Predecessor is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.